EXHIBIT 99.4

Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement	T. Rowe Price Group, Inc. ID: 52-2264646 100 E. Pratt Street Baltimore, MD 21202 USA

[Name of Grantee]	Award Number:	[Insert #]
[Address of Grantee]	ID:	[Insert ID of Grantee]
	Plan:	2007 Non-Employee Director Equity Plan
     This Notice evidences the award of restricted stock units (each, a “Unit,” and collectively, the “Units”) of the Common Stock of T. Rowe Price Group, Inc., a Maryland corporation (the “Company”), that have been granted to you pursuant to the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan (the “Plan”) and conditioned upon your agreement to the terms of the attached Restricted Stock Units Agreement (the “Agreement”). This Notice constitutes part of and is subject to the terms and provisions of the Agreement and the Plan, which are incorporated by reference herein. Each Unit represents the Company’s commitment to issue one share of the Company’s Common Stock at a future date, subject to the terms of the Agreement and the Plan.
Grant Date: [GRANT DATE]
Number of Units: [NUMBER]
Vesting: All of the Units are nonvested and forfeitable as of the Grant Date. So long as your Service (as defined in the Agreement) is continuous from the Grant Date until the applicable date upon which vesting is to occur, 100% of the Units will vest and become nonforfeitable upon the earliest of the following:
o	one year after the Grant Date,

o	your death, or

o	immediately before and contingent upon the occurrence of a Change in Control (as defined in the Agreement) of the Company.

T. Rowe Price Group, Inc.	Date
I acknowledge that I have carefully read the attached Agreement and the prospectus for the Plan and agree to be bound by all of the provisions set forth in these documents.

[NAME OF GRANTEE]	Date

Restricted Stock Units Agreement
Under The
T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan

STATEMENT OF ADDITIONAL TERMS AND CONDITIONS
REGARDING GRANTS OF RESTRICTED STOCK UNITS
Effective                               , 2007

     This Statement of Additional Terms and Conditions Regarding Grants of Restricted Stock Units shall be delivered with the “Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement” (the “Notice”) which sets forth the specifics of the applicable award of restricted stock units. Upon execution of the Notice by the recipient and by an authorized officer or agent of T. Rowe Price Group, Inc., there shall be created a binding and enforceable contract respecting the Units. All of the provisions of the T. Rowe Price Group, Inc. 2007 Non-Employee Director Equity Plan and the Notice are expressly incorporated into this Agreement.
     1. Terminology. Capitalized words used in this Agreement are defined in the correlating Notice and/or defined in the Glossary at the end of the Agreement.
     2. Vesting. All of the Units are nonvested and forfeitable as of the Grant Date. So long as your Service is continuous from the Grant Date until the applicable date upon which vesting is to occur, the Units will vest and become nonforfeitable in accordance with the Vesting provisions set forth in the correlating Notice. With the exception of your Service terminating as a result of your death, none of the Units will become vested and nonforfeitable after your Service ceases unless otherwise determined by the Committee.
     3. Termination of Service. If your Service ceases for any reason other than death, all Units that are not then vested and nonforfeitable will be immediately forfeited to the Company upon such cessation without payment of any consideration.
     4. Restrictions on Transfer. Units may not be assigned, transferred, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, except by will or the laws of descent and distribution, and Units shall not be subject to execution, attachment or similar process or in any other manner be made subject to a hedge transaction or puts and calls.
     5. Dividend Equivalent Payments. On each dividend payment date for each cash dividend on the Common Stock, the Company will credit a bookkeeping account in your name with dividend equivalents in the form of additional, vested Units. The number of Units to be credited shall equal the quotient, rounded to three decimal places, determined by dividing (a) by (b), where (a) is the product of (i) the cash dividend payable per share of Common Stock, multiplied by (ii) the number of Units credited to your account as of the record date, and (b) is the Fair Market Value (as defined in the Plan) of a share of Common Stock on the dividend payment date. If your vested Units have been settled after the record date but prior to the dividend payment date, any Units that would be credited pursuant to the preceding sentence shall be settled on or as soon as practicable after the dividend payment date. Nothing herein shall preclude the Committee from exercising its discretion under the Plan to determine whether to eliminate fractional units or credit fractional units to accounts, and the manner in which fractional units will be credited.
     6. Settlement of Units. Except as provided below, your Units, to the extent vested, will be settled automatically, via the issuance of Common Stock as described herein, as soon as practicable after your Termination Date. You are not required to make any monetary payment as a condition to settlement of the Units. The Company will issue to you, in settlement of your Units, the number of whole shares of Common Stock that equals the number of whole vested Units credited to your account under the Plan as of your Termination Date, and the vested Units will cease to be outstanding upon your receipt of such settlement payment. Any vested fractional Units will be settled in cash. Upon issuance of the settlement shares, unless requested to deliver a share certificate to you, or to deliver shares electronically or in certificate form to your designated broker on your behalf, for such shares, the Company will retain the shares in uncertificated book entry form. Notwithstanding the foregoing, all Units credited to your account as of a Change in Control will be settled in shares or in cash at the discretion of the Board of Directors upon the Change in Control or as soon as practicable thereafter but in no event later than the close of the calendar year in which the Change in Control occurs.
     7. Adjustments for Corporate Transactions and Other Events.
               (a) Stock Dividend, Stock Split and Reverse Stock Split. Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of outstanding Units shall, without further action of the Committee, be adjusted to reflect such event. Adjustments under this paragraph will be made by the Committee, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.
               (b) Merger, Consolidation and Other Events. If the Company shall be the surviving or resulting corporation in any merger or consolidation and the Common Stock shall be converted into other securities, the Units shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Units would have been entitled.
     8. Non-Guarantee of Directorship. Nothing in the Plan or this Agreement shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain you as a member of the Board of Directors for any period of time or be construed as a limitation of the right of the stockholders to remove you from the Board of Directors in accordance with the Company’s charter or bylaws.
     9. Rights as Stockholder. Except as otherwise provided in this Agreement with respect to dividend equivalent payments, neither you nor any other person claiming through you shall have any rights with respect to any shares of Common Stock subject to the Units, including without limitation, any voting rights, unless and until such shares are duly issued and delivered to you.
     10. The Company’s Rights. The existence of the Units shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

     11. Notices. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Committee, care of the Company for the attention of its Company Stock Administrator within the Finance and Corporate Tax Department at the Company’s principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.
     12. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the Units granted hereunder. Any oral or written agreements, representations, warranties, written inducements or other communications made prior to the execution of the Notice correlating to this Agreement with respect to the Units granted hereunder shall be void and ineffective for all purposes.
     13. Amendment. The Committee shall have the right, in its absolute and uncontrolled discretion, to alter or amend this Agreement, from time to time in any manner for the purpose of promoting the objectives of the Plan but only if all agreements granting Units pursuant to the Plan which are in effect at the time of such alteration or amendment shall also be similarly altered or amended with substantially the same effect, and any alteration or amendment of this Agreement by the Committee shall, upon adoption thereof by the Committee, become and be binding and conclusive on all persons affected thereby without requirement for consent or other action with respect thereto by any such person. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Committee as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Committee.
     14. Conformity with Plan. This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan. Except as may be necessary to give effect to the 409A Savings Clause provisions of Section 17 of this Agreement, any inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern. A copy of the Plan is available upon request to the Committee.
     15. No Funding. This Agreement constitutes an unfunded and unsecured promise by the Company to make payments and issue shares of Common Stock in the future in accordance with its terms. You have the status of a general unsecured creditor of the Company as a result of receiving the grant of Units. Any cash payment due under this Agreement with respect to dividend equivalent payments under Section 5 hereof will be paid from the general assets of the Company and nothing in this Agreement will be construed to give you or any other person rights to any specific assets of the Company.
     16. Governing Law. The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Committee relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Maryland, without regard to its provisions concerning the applicability of laws of other jurisdictions. Any suit with respect hereto will be brought in the federal or state courts in the districts which include Baltimore, Maryland, and you hereby agree and submit to the personal jurisdiction and venue thereof.
     17. 409A Savings Clause. This Agreement and the Units granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code. This Agreement and the Units shall be administered, interpreted and construed in a manner consistent with such Code Section. Should any provision of this Agreement or the Units be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it shall be modified and given effect, in the sole discretion of the Committee and without requiring your consent, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code.
     18. Headings. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
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GLOSSARY
          (a) “Affiliate” means any entity, whether now or hereafter existing, in which the Company has a proprietary interest by reason of stock ownership or otherwise (including, but not limited to, joint ventures, limited liability companies and partnerships) or any entity that provides services to the Company or a subsidiary or affiliated entity of the Company.
          (b) “Change in Control” means the earliest to occur of any of the following events, construed in accordance with Code section 409A:
               (i) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, beneficial ownership of thirty-five percent or more of the total voting power of the Company’s then outstanding voting securities;
               (ii) A majority of the members of the Company’s Board of Directors is replaced during any twelve month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the Board who were members of the Board of Directors prior to the initiation of the replacement; or
               (iii) Any one person or more than one person acting as a group acquires, or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or group, assets of the Company that have a total gross fair market value of forty percent or more of the total gross fair market value of all of the assets of the Company immediately prior to the initiation of the acquisition.
          (c) “Code” means the Internal Revenue Code of 1986, as amended.
          (d) “Committee” means the Nominating and Corporate Governance Committee of the Board of Directors of T. Rowe Price Group, Inc.
          (e) “Company” means T. Rowe Price Group, Inc. and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only T. Rowe Price Group, Inc.
          (f) “Grant Date” means the date identified as the “Grant Date” in the applicable Notice.
          (g) “Notice” means the Notice of Grant of Restricted Stock Units and Restricted Stock Units Agreement which correlates with this Agreement and sets forth the specifics of the applicable award of restricted stock units.
          (h) “Service” means your service as a member of the Board of Directors of the Company.
          (i) “Termination Date” means the date on which you cease to serve as a member of the Board of Directors and have otherwise incurred a “separation from service” within the meaning of Section 409A of the Code.
          (j) “You”; “Your”. You means the recipient of the Units as reflected in the Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Committee, to apply to the estate, personal representative, or beneficiary to whom the Units may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.
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